Exhibit 99.1

NASTECH INITIATES FEASIBILITY STUDIES IN TYPE 2 DIABETES

AND ALZHEIMER’S DISEASE

BOTHELL, WA, November 8, 2004 – Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced that the Company has entered into separate agreements with two undisclosed research partners to evaluate the development of proprietary formulations for the nasal delivery of compounds useful for the treatment of type 2 diabetes and Alzheimer’s disease. Financial terms are not disclosed.

Nastech will utilize its proprietary Tight Junction technology to screen intranasal formulations of both compounds for toxicity, stability and the ability to facilitate drug transport across the nasal mucosa using its proprietary in vitro high throughput screening model to develop and optimize intranasal formulations. The studies are designed to assess the pharmacokinetics and safety of the nasally delivered formulations compared to current injectable and/or oral dosage forms.

“The target product profiles for these two development programs, if achieved, are very attractive and would provide a significant and competitive advantage for these products in their respective markets by providing important new therapeutic options to improve patients’ lives,” said Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. “We are excited to work with our two new partners to test the feasibility of these intranasal formulations in both diabetes and Alzheimer’s disease and believe that these programs, together with our two recently announced collaborations with Merck on PYY for obesity and with Par on calcitonin for osteoporosis, are a testament to the hard work and dedication of the Nastech scientists who have created our Tight Junction technology and a validation that the value proposition of our molecular biology based drug delivery technology is being recognized commercially.”

ABOUT DIABETES

Diabetes affects an estimated 194 million adults worldwide and more than 18 million in the United States. Approximately 90-95 percent of those affected have type 2 diabetes, in which the body does not produce enough insulin and the cells in the body do not respond normally to the insulin. According to the US Center for Disease Control and Prevention’s National Health and Nutrition Examination Survey, approximately 60 percent of diabetics do not achieve target hemoglobin A1c levels, a measure of how well blood sugar levels are controlled, with their current treatment regimen. According to the ADA, patients with high levels of hemoglobin A1c are more likely to develop diabetes-related complications, such as kidney disease, blindness and heart disease.

ABOUT ALZHEIMER’S DISEASE

A progressive disorder that gradually robs individuals of their ability to remember, learn new information and perform basic activities of daily living, Alzheimer’s disease afflicts an estimated 4 million Americans – including one in 10 persons over 65 and nearly half of those over 85. It is estimated that 14 million Americans will develop Alzheimer’s disease by the middle of the next century.

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is a pharmaceutical company dedicated to the development and commercialization of innovative drug delivery technologies and products. The company’s proprietary technologies focus on the delivery of small and large molecule drugs by nasal administration. These drugs include peptides, proteins and RNAi therapeutics. Intranasal drug delivery may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech has patent applications directed to the treatment of diabetes and other metabolic diseases. The company also has published patent applications directed to intranasal delivery of acetylcholine esterase inhibitors for treatment of Alzheimer’s disease and other neurological diseases. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of obesity, sexual dysfunction, pain management, and osteoporosis. Additional information about Nastech is available at www.nastech.com.

NASTECH FORWARD-LOOKING STATEMENT

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements that become untrue because of subsequent events.

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Nastech Contacts:

Investors:	Stacie D. Byars	Media:	Kathy Jones, Ph.D.
	Director, Investor Relations		Burns McClellan
	(425) 908-3639		(212) 213-0006
ir@nastech.com